                                                                        EX-99.11

                        Sutherland, Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20004

Tel: (202) 383-0100
Fax: (202) 637-3593



                               September 25, 1997


VIA EDGAR TRANSMISSION

The Board of Directors
Allied Capital Lending Corporation
c/o Allied Capital Advisers, Inc.
1666 K Street, N.W.
Washington, D.C.  20006-2803

Ladies and Gentlemen:

              We have acted as counsel to Allied Capital Lending Corporation, a Maryland corporation (the "Company"), in connection with its filing of a registration statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission relating to the Company's issuance of its common stock, par value $0.0001 per share (the "Common Stock"), in the proposed merger (the "Merger") of certain other Maryland corporations with and into the Company pursuant to the Agreement and Plan of Merger dated as of August 14, 1997, as amended and restated as of September 19, 1997, among the Company and such other corporations (the "Merger Agreement"), all as described in the Registration Statement.

              We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company's Restated Articles of Incorporation and its by-laws, (ii) resolutions of the board of directors of the Company approving the Merger and the issuance of Common Stock in connection therewith and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below. In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

              This opinion is limited to the laws of the State of Maryland, and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed in this letter, insofar as they relate to matters governed by the laws of the State of Maryland, are based on our review of the General Corporation Law of Maryland.

              Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that:

              1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland.

              2. Upon the consummation of the Merger in accordance with the Merger Agreement, the shares of Common Stock issued in the Merger will be legally issued, fully paid and nonassessable.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the "Legal Matters" section of the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                              Very truly yours,

                                              SUTHERLAND, ASBILL & BRENNAN LLP



                                              By:   /s/ Steven B. Boehm
                                                    ------------------------
                                                    Steven B. Boehm